Exhibit 99.1

FOR IMMEDIATE RELEASE:

FINANCIAL CONTACT:	MEDIA CONTACT
Mark Pogharian	Kirk Saville
717-534-7556	717-534-7641

THE HERSHEY COMPANY ANNOUNCES

PROPOSED OFFERING OF NOTES DUE 2016

HERSHEY, Pa., November 8, 2011 – The Hershey Company (NYSE: HSY) announced today that it is offering (the “Notes Offering”) to sell notes due 2016 in a public offering. The Hershey Company intends to use the net proceeds of the Notes Offering for general corporate purposes.

A registration statement relating to the Notes Offering has been filed with the United States Securities and Exchange Commission and is effective. This press release shall not constitute an offer to sell or an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Notes Offering may be made only by means of a prospectus supplement and the accompanying prospectus.

Copies of the prospectus supplement and the accompanying prospectus for the Notes Offering may be obtained by contacting Citigroup Global Markets Inc., 140 58th Street, 8th Floor, Brooklyn, NY 11220, Attention: Prospectus Department, Brooklyn Army Terminal, toll free at 1-877-858-5407 and J.P. Morgan LLC, 383 Madison Avenue, New York, NY 10179, Attention: Investment Grade Syndicate Desk, collect at 1-212-834-4533.

About The Hershey Company

The Hershey Company (NYSE: HSY) is the largest producer of quality chocolate in North America and a global leader in chocolate and sugar confectionery. Headquartered in Hershey, Pa., The Hershey Company has operations throughout the world and more than 12,000 employees. With revenues of nearly $6 billion, Hershey offers confectionery products under more than 25 brand names, including such iconic brands as Hershey’s, Reese’s, Hershey’sKisses, Hershey’sBliss, Hershey’s Special Dark and Hershey’s Extra Dark, Kit Kat, Twizzlers, and Ice Breakers. Hershey also is a leader in the premium and artisan chocolate segments, with such brands as Scharffen Berger and Dagoba, offered through the Artisan Confections Company, a wholly owned subsidiary. The company is focused on growing its presence in key international markets such as China and Mexico while continuing to build its competitive advantage in the United States and Canada.

For more than 100 years, The Hershey Company has been a leader in making a positive difference in the communities where its employees live, work and do business. Corporate Social Responsibility is an integral part of the company’s global business strategy, which includes goals and priorities focused on fair and ethical business dealings, environmental stewardship, fostering a desirable workplace for employees, and positively impacting society and local communities. Milton Hershey School, established in 1909 by the company’s founder and administered by Hershey Trust Company, provides a quality education, housing, and medical care at no cost to children in social and financial need. Students of Milton Hershey School are direct beneficiaries of The Hershey Company’s success.